Exhibit 99.1

WYNDHAM HOTELS & RESORTS WITHDRAWS 2020 OUTLOOK

IN RESPONSE TO COVID-19 IMPACT

PARSIPPANY, N.J., March 17, 2020 – Wyndham Hotels & Resorts, Inc. (NYSE: WH) announced the withdrawal of its full-year 2020 outlook and earnings sensitivities due to the evolving impact of the novel coronavirus pandemic (COVID-19) on the global economy.

Geoffrey A. Ballotti, chief executive officer, said, "During this extraordinary time, our highest priority is the health and safety of our guests, owners and team members, especially those most affected by the outbreak. We are focused on providing support to all members of our Wyndham family. We are also grateful to all of the heroic doctors, nurses, researchers, public servants and others who are fighting to meet this overwhelming challenge. And for those traveling, we encourage everyone to do so safely.”

“With the sudden and dramatic trajectory of COVID-19 here in North America and around the world, combined with increasing governmental restrictions limiting travel, we believe that the potential negative impact from the outbreak related to declining consumer demand for lodging will be more significant than we estimated on February 13th when we provided outlook excluding Coronavirus. Accordingly, we have decided to withdraw our previously announced outlook and earnings sensitivities. We plan to provide an update no later than our first-quarter earnings call.”

“We remain confident in the strength and resiliency of our business model, balance sheet, cash flow and liquidity along with our  brands’ market-leading position in the economy and midscale select-service segments that are positioned for continued growth moving forward.”

About Wyndham Hotels & Resorts

Wyndham Hotels & Resorts (NYSE: WH) is the world's largest hotel franchising company, with approximately 9,300 hotels across approximately 90 countries on six continents. Through its network of over 831,000 rooms appealing to the everyday traveler, Wyndham commands a leading presence in the economy and midscale segments of the lodging industry. The Company operates a portfolio of 20 hotel brands, including Super 8®, Days Inn®, Ramada®, Microtel Inn & Suites®, La Quinta®, Baymont®, Wingate®, AmericInn®, Hawthorn Suites®, The Trademark Collection®, and Wyndham®. Wyndham Hotels & Resorts is also a leading provider of hotel management services, with approximately 400 properties under management. The Company's award-winning Wyndham Rewards loyalty program offers approximately 81 million enrolled members the opportunity to redeem points at thousands of hotels, vacation club resorts and vacation rentals globally. For more information, visit www.wyndhamhotels.com.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of U.S. federal securities laws, including statements related to our annual outlook. These statements are made on the basis of our views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements. Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by Wyndham Hotels, including the effects of COVID-19, restructuring or strategic initiatives; risks related to the acquisition of La Quinta and our relationship with CorePoint Lodging; risks related to the timing and amount of future share repurchases and dividends as well as the risks set forth in Wyndham Hotels’ most recent Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission.

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Contacts

Investors:	Media:
Matt Capuzzi	Dave DeCecco
Senior Vice President, Investor Relations	Group Vice President, Global Communications
973 753-6453	973 753-7474
ir@wyndham.com	WyndhamHotelsNews@wyndham.com